ERHC Energy Update on Investigation into Activities in Joint
                                Development Zone

HOUSTON, June 28, 2006 - ERHC Energy Inc. (OTCBB: ERHE) continues to work with the U.S. Department of Justice in connection with the Department's investigation into questions surrounding the Company's activities in the Joint Development Zone (JDZ). The JDZ rests approximately 200 kilometers off of the coastline of Nigeria and the island nation of Sao Tome & Principe, and is adjacent to areas where there have been several large petroleum discoveries.

Recently, the Department of Justice agreed to return to ERHC a complete copy set of all paper documents seized in the Government's May 4, 2006 search of the ERHC's Houston office. ERHC has already received a substantial portion of these business documents and expects to receive the remaining copies shortly.

The Company has retained the nationally recognized law firm, Akin Gump Strauss Hauer & Feld LLP, to assist it in connection with the Justice Department's investigation. Akin Gump also will assist the Company respond to a related U.S. Securities and Exchange Commission (SEC) subpoena issued on May 9, 2006. ERHC intends to comply fully with the SEC subpoena.

Akin Gump has filed suit in federal district court in Texas on behalf of ERHC. The lawsuit seeks to protect the Company's attorney-client privileged documents and to allow ERHC counsel to determine the factual basis for the Justice Department's search warrant affidavit, which is currently under seal.

ERHC continues to pursue its business plan and the opportunity to develop its rights in the JDZ.

"We are working to minimize potential distractions and focus on commercializing the Company's interests in the JDZ," said Chief Executive Officer Walter Brandhuber.

Earlier this year, the company announced that a subsidiary had entered into production sharing contracts in Blocks Two, Three and Four of the JDZ.

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About ERHC Energy

ERHC Energy Inc. is a Houston based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

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Safe Harbor Statement

This press release contains "forward-looking statements," including statements about ERHC Energy Inc.'s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company's ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company's actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.